Agreement
                         ----------

     This Agreement is entered into as of June 9, 1997 by Stone Street 1994 Fund, L.P., a Delaware limited partnership ("Stone L.P."), and the Polo Ralph Lauren Corporation ("PRLC"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement of Merger of Stone Street 1994 Subsidiary Corp. with and into Polo Ralph Lauren Corporation.

     1. In furtherance of the representations and warranties made by the parties in the Subscription
Agreement, Stone L.P. represents and warrants to PRLC on the date hereof and as of the Effective Time, that:

          (a)  it or its representatives has had an
opportunity to ask questions of and receive answers from officers of PRLC, or a person or persons acting on its behalf, concerning the terms and conditions of this investment;

          (b) it is an "accredited investor" as such term is defined in Regulation 501 promulgated under the Securities Exchange Act of 1934, as amended, and has such knowledge and experience in financial and business matters to evaluate the risks of investment in PRLC;

          (c) the shares of common stock of PRLC issuable to it in the Merger are being purchased by it for its own sole benefit and account for investment and not with a view to, or for resale in connection with, a public offering or distribution thereof other than in the Offering; and

          (d) it has no present plan or intention to sell, exchange or otherwise dispose of any shares of common stock of PRLC received in the Merger except as contemplated by the registration statement of PRLC on file with the Securities and Exchange Commission on the date hereof.

     2. Stone, L.P. will not, within two years of the Effective Time, sell, exchange or otherwise dispose of a number of shares of common stock of PRLC received in the Merger that would reduce its ownership of common stock of PRLC that it received in the Merger to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding capital stock of Stone as of the date of the Merger. The parties acknowledge that this restriction may be satisfied by Stone, L.P. concurrently with the restriction on Stone, L.P. and certain other parties contained in Section 4.1(b) of the Stockholders Agreement dated the date hereof among Stone, L.P. and certain other parties. Notwithstanding the foregoing, in no event shall the provisions of this Section
2 prohibit the sale, exchange or other disposition in connection with any business combination transaction or other acquisition of PRLC as a result of which no party to the Subscription Agreement or any of its affiliates holds any outstanding shares of common stock of PRLC.

     3. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.   THIS AGREEMENT SHALL BE GOVERNED BY AND IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT
REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

     5. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto, with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.



                        STONE STREET FUND 1994, L.P.
                         By:    Stone Street Funding Corp.,
                                its general partner


                         By:       /s/ C.H. Skodinski
                            -------------------------------
                            Name:  C.H. SkodinskiTitle:
                                   Vice President


                         POLO RALPH LAUREN CORPORATION,a
                         Delaware corporation


                         By:       /s/ Victor Cohen
                            -------------------------------
                            Name:  Victor Cohen
                            Title: Senior Vice
                                   President,General
                                   Counsel and Secretary


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